Exhibit 99.2
October 18, 2006
Securities and Exchange Commission

Washington, D.C. 20549
Ladies and Gentlemen:
     We were previously the independent auditor for Assisted Living Concepts, Inc. (“ALC”) and under the date of June 5, 2006, we reported on the consolidated financial statements of ALC as of and for the years ended December 31, 2005 and 2004. On October 16, 2006, our appointment as independent auditor was terminated. We have read ALC’s statements included under the section “Recent Developments” in Amendment No. 4 to its Registration Statement on Form 10, dated October 18, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with ALC’s statements that (1) the decision to change auditors was approved by the board of directors or (2) ALC did not consult with Grant Thornton LLP during the Prior Fiscal Periods or the subsequent Interim Period regarding (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered by Grant Thornton on ALC’s consolidated financial statements.
Very truly yours,
/s/ KPMG LLP